Exhibit 99.1

           IEC Announces Strong Third Quarter Results For Fiscal 2007

             o        Current revenue increased by 110% over Q3 2006
             o        Quarterly Net Income reached $ 553,000
             o        Backlog continues to increase

Newark, NY - July 26, 2007 - IEC Electronics Corp. (IECE.OB) announced its results for the third quarter of fiscal 2007, ending June 29, 2007.

The Company reported revenue of $11.2 million for the quarter and net profit of $553,000 or $0.06 per share. This compares to revenue of $5.4 million and net profit of $79,000 or $0.01 per share for the quarter ended June 30, 2006.

IEC had revenue of $31.3 million for the first nine months of fiscal 2007 and a net profit of $579,000 or $0.06 per share. This compares to revenue of $14.6 million and net loss for the first nine months of fiscal 2006 of ($137,000) or ($0.02) per share.

W. Barry Gilbert, Chairman of the Board and CEO, stated, "This was a good quarter from a number of perspectives. Most importantly, our manufacturing efficiencies are increasing as we begin to see the benefit from the time and investment spent training more than 130 new employees, including twenty new employees during this past quarter. It was personally gratifying to witness the progress and contribution that both our new and continuing employees are making. They are becoming a very effective team and we expect continued advancement and productivity gains over the next couple of quarters as the training process continues. Our earnings were positively impacted by, $0.02 cents a share, as a result of our ability to take advantage of our deferred tax asset. The balance of our tax asset, approximately $20 million, will become available as the Company continues demonstrating repeatable and a reasonable range of sustained earnings going forward.

Our sales more than doubled from both Q3 of last year and from the first nine months of the prior year. The additional sales are translating into additional profits. At the end of fiscal 2006 our order backlog was $21.7 million. We do not report our order backlog on a quarterly basis. However, it continues to grow and is reasonably higher than at the beginning of our fiscal year. Our sales activity continues to expand and we are seeing significant interest from world class companies. With that said, we did not add any new customers this quarter in order to carefully manage the growth of the business. We are gradually integrating the new customers added during the last two quarters to reduce the impact on our existing customers. Our quarterly earnings will continually be influenced by the start-up costs associated with new customers and programs, as it can take upwards of six months for a new project to hit its stride. However, we believe we have developed a process to enable us to continue steadily adding new customers with a minimum amount of disruption. Our growth has been quite rapid this past year and it now must shift to healthy sustained growth.


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As I have said previously, the Company is moving in the right direction and we are confident that we are creating future value for our shareholders and opportunity for our employees."

As a full service EMS provider, IEC is ISO-9001:2000 registered, and a NSA approved supplier under the COMSEC standard. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC's second quarter 2007 results can be found on its web site at www.iec-electronics.com/finance/3rd-quarter07release

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2006 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:  Heather Keenan
          IEC Electronics Corp.
          (315) 332-4262
 hkeenan@iec-electronics.com
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